Exhibit 99.1

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS INITIATES CLINICAL TRIAL EVALUATING TH-302 IN COMBINATION WITH SUNITINIB

REDWOOD CITY, CA – June 29, 2011 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced the initiation of a Phase 1/2 dose escalation clinical trial of TH-302 in combination with sunitinib in patients with advanced renal cell carcinoma (RCC), gastrointestinal stromal tumor (GIST) and pancreatic neuroendocrine tumor (PNET). TH-302 is a proprietary tumor selective Hypoxia-Activated Prodrug (HAP) that specifically targets tumor hypoxia. Sunitinib, marketed by Pfizer under the brand name Sutent®, is an oral, small molecule angiogenesis inhibitor that is currently approved for the treatment of RCC, GIST and PNET.

"The treatment of solid tumors continues to be a difficult therapeutic challenge. While the introduction of anti-angiogenics has enabled significant efficacy improvements, most patients ultimately relapse. There is now increasing evidence that anti-angiogenics induce tumor hypoxia. Therefore, adding TH-302 to an agent like sunitinib holds the promise of broader treatment coverage of the tumor than would be achieved by either agent alone.  Indeed, this underlying scientific rationale combined with Threshold’s preclinical work in RCC models drove the initiation of this study," said Dr. Alexander Starodub, M.D., Indiana University Health Goshen Center for Cancer Care and principal investigator for the trial. "I am hopeful that TH-302 may prove to be an effective new agent for the treatment of renal cell carcinoma."

Clinical Trial Design

Approximately 34 patients with advanced RCC, GIST or PNET are planned to enroll in the clinical trial at Indiana University Health Goshen Cancer Center. The dose escalation phase of the trial will enroll up to 24 patients. The primary objective of the dose escalation component of the study is to establish the maximum tolerated dose (MTD) and dose limiting toxicities of TH-302 in combination with sunitinib. Patients for whom no effective therapy is available or for whom monotherapy with sunitinib is considered standard therapy are eligible for the trial.

Once the MTD has been reached, an additional 10 patients with advanced RCC will be enrolled at the MTD. The primary objective of the dose expansion component of the study is to make a preliminary assessment of the efficacy of TH-302 in combination with sunitinib as measured by the overall tumor response rate and progression-free survival. Tumor response will be evaluated at baseline and every twelve weeks using the Response Evaluation Criteria In Solid Tumors (RECIST).

Clinical Rationale

Tumor hypoxia occurs when a cancerous tumor rapidly outgrows its blood supply, leaving portions of the tumor with regions where the oxygen concentration is significantly lower than in healthy tissues. Several studies have shown that higher levels of tumor hypoxia correlate with poor treatment outcomes for a variety of solid tumors. However, the Company’s first Hypoxia-Activated Prodrug (HAP), TH-302, has the potential to treat slowly dividing tumor cells within hypoxic regions that generally evade traditional chemotherapeutic agents and ultimately contribute to relapse. Translational results in preclinical models demonstrating that TH-302 enhances the antitumor activity of anti-angiogenics provide a rationale for combining TH-302 with anti-angiogenics to increase the treatment benefit in not only the approved indications (RCC, HCC, GIST) but also other indications, such as NSCLC and melanoma.  These data were presented at the American Association for Cancer Research (AACR) annual m-eeting held in April, 2011.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Renal Cancer

The American Cancer Society estimates that in 2011 there will be more than 60,000 new cases of kidney cancer and over 13,000 deaths from the disease in the United States.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of Threshold or clinical investigators to enroll patients in clinical trials of TH-302, whether this trial or any others that Threshold undertakes will confirm the results of earlier trials or animal experiments, the time and expense required to conduct such clinical trials and analyze data, Threshold’s ability to develop a clinical formulation of TH-302 and secure and adequate supply, issues arising in the regulatory process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 12, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com